Exhibit 99.1

Calavo Growers, Inc. Declares Annual Dividend of $1.15 Per Share

SANTA PAULA, Calif. October 29, 2021—Calavo Growers, Inc. (“Calavo”) (“Company”) (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that its board of directors has declared an annual cash dividend on its common stock of $1.15 per share. The dividend will be paid on December 3, 2021, to Calavo Growers’ shareholders of record as of the close of business on November 12, 2021.

“Calavo has paid an annual cash dividend every year since the company became public in 2002, and we are pleased to continue this tradition,” said Steven Hollister, Interim Chief Executive Officer of Calavo. "This dividend indicates the confidence our board of directors has in the Company and the team’s ability to execute going forward.”

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.

Julie Kegley, Senior Vice President

(310) 622-8246

calavo@finprofiles.com

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